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For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Fourth Quarter and Full Year 2023 Results

Earnings Call Webcast to Discuss 2023 Fourth Quarter and Full Year Financial Results

Scheduled to Post to Corporate Website on Wednesday, April 3,  2024

New York,  New York - (GLOBE NEWSWIRE)  April 1, 2024:  Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the fourth quarter and year ended  December 31, 2023.

Full Year 2023 Summary compared to 2022

Notwithstanding the Writers and Actors strikes (the “2023 Hollywood Strikes”) that effectively shut down Hollywood for months in 2023 and a 525-point spike in interest rates since March 2022, new movie releases are being well received by movie patrons and, generally speaking, things are moving in the right direction for our Company.

•	Total Revenues increased by 10% to $222.7 million from $203.1 million.
•	Operating Loss reduced by 58% to $12 million from $28.5 million.
•

Adjusted EBITDA significantly increased by $7.82 million from  a negative $0.06 million to a positive $7.76 million, and excluding the impact of our real estate monetizations in 2021 and 2023, 2023 represented our highest Adjusted EBITDA since the pandemic.

•	Each of our global cinema and real estate operating divisions grew operating income year-over-year in 2023.
•	Basic loss per share improved by 16% to $1.38 compared to $1.64 for 2022.
•

Net loss attributable to Reading improved 15% to $30.7 million compared to $36.2 million for 2022. Our 2023 results included $19.4 million of interest and $18.4 million of depreciation and amortization.

These improved key financial metrics came despite the weakening of the Australian and New Zealand dollar average exchange rates against the U.S. dollar by 4.3% and 3.3%, respectively, compared to 2022.  This foreign exchange weakening contributed to our loss for the period, and negatively impacted our overall financial results since about 50% of our total revenue is generated in Australia and New Zealand.

Fourth Quarter 2023 Summary compared to fourth quarter 2022

•	Total Revenues decreased by 4.0% (or $1.9 million) to $45.3 million compared to $47.2 million.
•	Operating Loss improved 17.2% to $7 million compared to a net loss of $8.4 million.
•

Net loss improved 6.3% to $12.4 million compared to a loss of $13.2 million, primarily driven by improved cinema results in terms of lower operating expenses and lower depreciation and amortization charges due to delays in Capex spending.

•

Basic Loss per Share improved 6.7% (or $0.04) to a loss of $0.56 compared to a loss of $0.60.  Excluding the impact of real estate monetizations, this Basic Loss per Share was the best fourth quarter result since the pandemic.

•	Adjusted EBITDA improved 51% to negative $2.2 million, compared to negative $4.6 million.

The Australian dollar average exchange rates weakened against the U.S. dollar by 0.8%, compared to Q4 2022, while the New Zealand dollar average exchange rates stayed relatively flat against the U.S. dollar compared to Q4 2022. The exchange rate fluctuation contributed to our loss for the period, and negatively impacted our overall financial results.

Key Points

Cinema Business

•

Due to blockbuster and record setting industry releases such as Barbie, The Super Mario Bros. Movie, Oppenheimer, Guardians of the Galaxy Vol. 3, and Spider-Man: Across the Spider-Verse, our 2023 global cinema revenues increased 9% to $207.6 million and our global cinema operating income of $0.1 million improved 101% compared to an operating loss of $11.7 million in 2022. This increased revenue came despite closing three underperforming theaters in the U.S. and one theater in New Zealand during 2023, but also reflect the opening of Angelika Cinemas at South City Square in Brisbane Australia, Reading Cinemas with TITAN LUXE in Busselton, Western Australia and the takeover of an existing cinema in Armadale in Western Australia.

•

The unprecedented 2023 Hollywood Strikes impacted our Q4 2023 results and created real challenges for early 2024. Film production was halted by the major studios and streamers in May 2023 with the commencement of the Writers’ Strike. Then, the subsequent SAG Strike resulted in the prohibition of screen actors from doing publicity, marketing and promotion on any film produced by the major studios. The gross box office of certain cast driven films released after July 2023 failed to meet their potential and major studios and film distributors moved certain films off the 2023 theatrical release schedule.

•

Despite the film product challenges posed by the 2023 Hollywood Strikes, our operational teams delivered on various metrics.  In 2023, we generated all-time record highs for (i) F&B spend per person at each cinema division, (ii) cash flow pre-occupancy per person in the U.S. and Australian cinema divisions and (iii) our highest Other Cinema Revenue in the U.S.

•

Net profit for the 2023 year and fourth quarter was also materially adversely impacted by (i) a further increase in interest rates, which increased our interest expense by another approximately $1.6 million in 2023, and (ii) the continued decline in the value of the Australian and New Zealand dollar compared to the U.S. dollar, which was offset by the sale of our Maitland property, which generated a $0.8 million gain.

Real Estate Business

•

With respect to our global real estate division, revenues increased by 18% to $19.9 million from $16.8 million in 2022 and our operating income increased to $3.8 million year-over-year compared to $0.5 million in 2022.   These improvements were driven by (i) rent revenues from Petco, our tenant which opened a successful flagship retail store at 44 Union Square in NYC, (ii) the steady revenue from our 75 third-party tenant Australian real estate portfolio that finished 2023 with a 97% occupancy rate and (iii) the year-over-year improved results of our Live Theatre division (Minetta Lane Theatre and Orpheum Theatres in New York City).

•

Compared to the fourth quarter 2022, our fourth quarter 2023 global real estate division (i) revenues slightly decreased from $4.6 million to $4.5 million and (ii) operating income decreased by 8% to $0.58 million, compared to an income of $0.63 million.

•

In mid-March 2024, we appointed George Comfort & Sons (www.gcomfort.com)  as our new exclusive leasing agent for 44 Union Square in NYC. Our new leasing agent is a New York City based firm with expertise in positioning properties and optimizing value in complex urban environments. We anticipate that George Comfort will bring a creative and fresh approach to activating leasing or other monetization strategies for the remaining floors of 44 Union Square.

Balance Sheet and Liquidity

•

As of December 31, 2023, our cash and cash equivalents were $12.9 million, of which $7.1 million, $5.2 million and $0.7 million were held in the U.S., Australia and New Zealand, respectively. As of December 31, 2023, our total outstanding bank borrowings were $210.3 million against total book value assets of $533.1 million.

•

To support our overall liquidity, we recently monetized two assets. On October 25, 2023, we monetized our underperforming Maitland Australia (NSW) property for A$2.8 million, and leased back the 4-screen Reading Cinema on a short-term basis. On February 23, 2024, we monetized our office building at 5995 Sepulveda Blvd. Culver City, California for $10.0 million.

•	During 2023 and into 2024, we completed amendments to certain debt facilities.

o	March 27, 2024 - Bank of America/Bank of Hawaii extended our loan maturity date to August 18, 2025, together with relaxation of certain financial covenants.
o	January 26, 2024 - Santander extended our loan maturity date to June 1, 2024.
o	September 29, 2023 - Valley National Bank extended our loan maturity date to October 1, 2024.
o	November 28, 2023 - Westpac extended our loan maturity date to January 1, 2025.

•

We are currently reviewing all of our real estate assets to identify further asset monetization alternatives to raise additional liquidity to the extent needed in order to maintain a stable foundation into the future.  We expect that by the end of 2024, we will monetize the fee interests under certain of our international cinemas, while retaining leasehold interests. In addition, we are currently evaluating alternatives for our 26.6-acre industrial site in Williamsport, Pennsylvania. Together with our 25% minority interest partner in the Cinemas 123 in New York City, we are exploring a sale of all or part of the Cinemas 123 property or of our interest in that asset.

President and Chief Executive Officer, Ellen Cotter said, “We’re pleased again with our year-over-year top line progress post-pandemic. Not only did we deliver our highest Total Revenues since the pandemic’s start, but also the highest operating income and, excluding 2021 when we delivered $144.7 million in gross real estate asset sales, the highest EBITDA since the start of the pandemic.  Disappointingly, the 2023 Hollywood Strikes impacted our cinema revenues given the delays in major studio releases in 2023 and continuing into Q1 2024. However, we believe that the impacts of the Hollywood Strikes are temporary and more and better film releases should commence toward the end of 2024 and into 2025, driving, we hope, better cinema revenues for us.

The 2025 movie release schedule looks exciting and encouraging.  Disney’s line-up includes almost double the number of releases compared to 2024 and should benefit greatly from Disney’s reported re-focus on creativity and novel storylines.   Additionally, in 2025, James Cameron will deliver Avatar 3, Tom Cruise returns in Mission: Impossible 8,  Universal will release a new Jurassic World film and Warner Bros. will release James Gunn’s Superman from DC Studios.

As our global cinema business continues its recovery, our real estate operations strengthen and we navigate current global economic challenges, our ‘two business/three country’ diversified business structure, together with our dedicated global executive and employee team, will continue to serve as the foundation for our Company’s ability to deliver long-term value for our stockholders.”

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on April 3, 2024, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on April 2, 2024 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema. Reading’s live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Reading’s signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding the quality, the quantity and  the appeal of upcoming movie releases in 2024 and 2025 and our revenue expectations relating to such movie releases; our expectations regarding our leasing agent at 44 Union Square; our expectations regarding our monetization of our fee interests under our cinemas; our beliefs regarding the upcoming movie slates, the refocus of film distributors and its impact on our business ; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

(U.S. dollars in thousands, except share information)

	2023	2022	2021
Revenues
Cinema	$207,641	$191,321	$126,812
Real estate	15,103	11,794	12,248
Total revenues	222,744	203,115	139,060
Costs and expenses
Cinema	(187,418)	(178,768)	(122,901)
Real estate	(8,763)	(8,947)	(10,106)
Depreciation and amortization	(18,422)	(20,918)	(22,746)
General and administrative	(20,172)	(21,416)	(25,100)
Impairment of long-lived assets	—	(1,549)	—
Total costs and expenses	(234,775)	(231,598)	(180,853)
Operating income (loss)	(12,031)	(28,483)	(41,793)
Interest expense, net	(19,418)	(14,392)	(13,688)
Gain (loss) on sale of assets	562	(54)	92,219
Other income (expense)	(164)	6,817	3,762
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(31,051)	(36,112)	40,500
Equity earnings of unconsolidated joint ventures	456	271	258
Income (loss) before income taxes	(30,595)	(35,841)	40,758
Income tax benefit (expense)	(590)	(819)	(5,944)
Net income (loss)	$(31,185)	$(36,660)	$34,814
Less: net income (loss) attributable to noncontrolling interests	(512)	(476)	2,893
Net income (loss) attributable to Reading International, Inc.	$(30,673)	$(36,184)	$31,921
Basic earnings (loss) per share	$(1.38)	$(1.64)	$1.46
Diluted earnings (loss) per share	$(1.38)	$(1.64)	$1.42
Weighted average number of shares outstanding–basic	22,222,635	22,020,921	21,801,719
Weighted average number of shares outstanding–diluted	23,347,308	22,956,245	22,406,816

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$12,906	$29,947
Restricted cash	2,535	5,032
Receivables	7,561	6,206
Inventories	1,648	1,616
Derivative financial instruments - current portion	—	907
Prepaid and other current assets	2,881	3,804
Asset groups held for sale	11,179	—
Total Current Assets	38,710	47,512
Operating properties, net	262,417	286,952
Operating lease right-of-use assets	181,542	200,417
Investment and development properties, net	8,789	8,792
Investment in unconsolidated joint ventures	4,756	4,756
Goodwill	25,535	25,504
Intangible assets, net	2,038	2,391
Deferred tax assets, net	299	447
Other assets	8,965	10,284
Total Assets	$533,051	$587,055
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$43,828	$42,590
Film rent payable	6,038	5,678
Debt - current portion	49,234	37,279
Subordinated debt - current portion	586	747
Taxes payable	1,376	300
Deferred current revenue	10,993	10,286
Operating lease liabilities - current portion	23,047	23,971
Other current liabilities	6,731	813
Total Current Liabilities	141,833	121,664
Debt – long-term portion	131,855	148,688
Subordinated debt - non-current portion	27,172	26,950
Noncurrent tax liabilities	6,586	7,117
Operating lease liabilities - non-current portion	180,898	200,037
Other non-current liabilities	11,711	19,320
Total Liabilities	$500,055	$523,776
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,602,627 issued and 20,666,516 outstanding at December 31, 2023 and 33,348,295
issued and 20,412,185 outstanding at December 31, 2022	$237	$235
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2023 and 2022	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2023 and 2022	—	—
Additional paid-in capital	155,402	153,784
Retained earnings (accumulated deficit)	(79,489)	(48,816)
Treasury shares, at cost	(40,407)	(40,407)
Accumulated other comprehensive income	(2,673)	(1,957)
Total Reading International, Inc. ("RDI") Stockholders’ Equity	33,087	62,856
Noncontrolling Interests	(91)	423
Total Stockholders’ Equity	$32,996	$63,279
Total Liabilities and Stockholders’ Equity	$533,051	$587,055

Reading International, Inc. and Subsidiaries

Segment Results

(U.S. dollars in thousands)

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2023	2022	(Unfavorable)	2023	2022	(Unfavorable)
Segment revenue
Cinema
United States	$23,740	$24,550	(3)%	$113,798	$97,082	17%
Australia	15,687	16,095	(3)%	80,025	79,892	-%
New Zealand	2,483	3,199	(22)%	13,818	14,346	(4)%
Total	$41,910	$43,844	(4)%	$207,641	$191,320	9%
Real estate
United States	$1,196	$1,249	(4)%	$6,198	$3,037	>100%
Australia	2,972	2,910	2%	12,163	12,246	(1)%
New Zealand	364	393	(7)%	1,509	1,534	(2)%
Total	$4,532	$4,552	-%	$19,870	$16,817	18%
Inter-segment elimination	(1,123)	(1,190)	6%	(4,767)	(5,023)	5%
Total segment revenue	$45,319	$47,206	(4)%	$222,744	$203,114	10%
Segment operating income (loss)
Cinema
United States	$(2,643)	$(4,845)	45%	$(5,825)	$(17,187)	66%
Australia	(1,094)	(891)	(23)%	5,278	4,945	7%
New Zealand	(395)	(79)	(>100)%	671	526	28%
Total	$(4,132)	$(5,815)	29%	$124	$(11,716)	>100%
Real estate
United States	$(538)	$(367)	(47)%	$(752)	$(3,640)	79%
Australia	1,372	1,112	23%	5,344	5,157	4%
New Zealand	(255)	(114)	(>100)%	(801)	(1,011)	21%
Total	$579	$631	(8)%	$3,791	$506	>100%
Total segment operating income (loss)(1)	$(3,553)	$(5,184)	31%	$3,915	$(11,210)	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)

(U.S. dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2023	2022	2023	2022
Net income (loss)	$(12,384)	$(13,220)	$(30,673)	$(36,184)
Adjustments for:
Interest expense, net	5,355	4,150	19,418	14,392
Income tax (benefit) expense	277	(673)	590	819
Depreciation and amortization	4,514	5,137	18,422	20,918
EBITDA	$(2,238)	$(4,606)	$7,757	$(55)
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$(2,238)	$(4,606)	$7,757	$(55)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.